Item 77I - 	Deutsche Communications Fund,
Deutsche Real Estate Securities
Fund, Deutsche Real Estate
Securities Income Fund, and
Deutsche Global Real Estate
Securities Fund (each, a series of
Deutsche Securities Trust)

Deutsche Communications Fund, Deutsche Real
Estate Securities Fund, and Deutsche Global Real
Estate Securities Fund
Class T shares for Deutsche Communications Fund,
Deutsche Real Estate Securities Fund, and Deutsche
Global Real Estate Securities Fund became effective on
March 31, 2017. Class T shares are only available through certain financial intermediaries and are sold with a front-end sales load but no deferred sales charge when shares are sold.
As of August 18, 2017, Class T shares were not available for purchase for Deutsche Communications
Fund, Deutsche Real Estate Securities Fund, and
Deutsche Global Real Estate Securities Fund.

Deutsche Real Estate Securities Income Fund
Deutsche Real Estate Securities Income Fund was terminated and liquidated, effective February 13, 2017.